FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President Finance Virco Mfg. Corporation (310) 533-0474

Virco Announces Third Quarter Results

Torrance, California - December 6, 2013 - Virco Mfg. Corporation (NASDAQ: VIRC) today announced third quarter and year-to-date results in the following letter to stockholders from Robert A. Virtue, President and CEO:

For the three months ended October 31, 2013, traditionally the tail end of our summer delivery season, revenue increased 5.0% from $56,642,000 last year to $59,454,000 this year. For the nine months ended October 31, 2013, revenue decreased by 3.1% from $140,702,000 last year to $136,277,000 this year.

Reflecting our lower cost structure following our cost-saving activities, net income improved even further. In this year's third quarter, net income was $3,408,000 compared to $2,908,000 last year. Results for the third quarter of 2013 include a pension settlement charge of approximately $800,000. Through nine months, net income was $5,171,000 compared to $5,128,000 last year despite a reduction in revenue.

Our core market for public education furniture and equipment continues to face serious funding challenges. The Company experienced significant volatility in order rates during the first four months of the year, followed by five months of relatively stable order activity. Incoming order rates increased by 2.0% during the third quarter, but for the year have declined by 3.9%. Order backlog at the end of our third quarter of 2013 increased by $1,750,000 compared to the same period last year.

Here are our results for the three and nine months ended October 31, 2013 and the comparable periods last year:

	Three Months Ended		Nine Months Ended
	10/31/2013	10/31/2012	10/31/2013	10/31/2012
	(In thousands, except share data)

Net sales	$ 59,454	$ 56,642	$ 136,277	$ 140,702
Cost of sales	38,293	37,324	87,121	91,550
Gross profit	21,161	19,318	49,156	49,152
Selling, general administrative & other expense	17,767	16,561	43,961	43,953
Income before income taxes	3,394	2,757	5,195	5,199
Income tax expense	(14)	(151)	24	71
Net income	$ 3,408	$ 2,908	$ 5,171	$ 5,128

Net income per share - basic	$ 0.23	$ 0.20	$ 0.35	$ 0.36
Net income per share - diluted	0.23	0.20	0.35	0.35

Weighted average shares outstanding - basic	14,647	14,441	14,582	14,369
Weighted average shares outstanding - diluted	14,790	14,629	14,712	14,474

		10/31/2013	1/31/2013	10/31/2012
Current assets		$ 45,598	$ 37,037	$ 43,666
Non-current assets		44,608	45,201	46,432
Current liabilities		26,747	24,511	23,990
Non-current liabilities		30,278	30,707	29,613
Stockholders' equity		33,181	27,020	36,495

As previously discussed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 and in prior quarterly reports, in 2011 we executed a restructuring based on voluntary early retirement. Approximately 150 employees accepted this offer and, combined with normal attrition, our headcount declined from 1,045 at February 1, 2011 to 825 at February 1, 2012. This restructuring was supplemented with smaller reductions in force in the fourth quarter of 2012 and second quarter of 2013. At October 31, 2013, our headcount of permanent employees had declined to 695. It is the Company’s intention to meet the severe seasonal summer peak utilizing temporary help, while maintaining a lower permanent cost structure to minimize losses during the slow first and fourth quarters.

Our efforts are not only limited to cost controls. As the dynamics of global sourcing continue to evolve, we believe our vertical business model and domestic factories are ideally positioned to deliver a higher-quality customer experience.

To that end, I am pleased to announce the appointment of Mr. James Makuuchi as Virco’s new Chief Marketing Officer. Mr. Makuuchi brings a customer-centered approach to sales and marketing leadership. Although he will report directly to me, he will also be working closely with Virco’s entire management team to maximize the potential of our vertical business model in delivering the best possible combination of products, services, and distribution. Having weathered the worst industry downturn in our 63-year history, we look forward to a return to growth and welcome Mr. Makuuchi to our corporate family.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; revenues; the educational furniture industry; public school district customers; raw material and commodity costs; state and municipal bond funding; order rates (including those relating to tax-based fill-in orders); operating efficiencies; cost-control initiatives; supply chains; the Company's domestic factories and distribution centers; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; raw material, commodity, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2013, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing